CONSENT OF EXPERT

August 21, 2014

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re:	Registration Statement on Form S-3 (the "Registration Statement") of Golden Queen Mining Co. Ltd. (the "Company").

I hereby consent to the use of and reference to my name and to the summary of the technical report entitled “Soledad Mountain Project Technical Report Kern County, CA”, dated October 17, 2012 prepared by Norwest Corporation and AMEC E&C Services Inc., which appear in in the Registration Statement, and the documents incorporated by reference therein, and any amendments to the Registration Statement, including post-effective amendments, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

Sincerely,

/s/ Sean Ennis
Sean Ennis, P. Eng.
Norwest

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